SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 Current Report
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

                                 April 10, 2003

                         GRIFFIN LAND & NURSERIES, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                               0-29288          06-0868496
--------                               -------          ----------
(State or other jurisdiction          (Commission       (IRS Employer
 of incorporation)                      File Number)      Identification No.)


ONE ROCKEFELLER PLAZA, NEW YORK, NEW YORK               10020
-----------------------------------------               -----
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code                (212) 218-7910
                                                                  --------------


Item 9.   Regulation FD Disclosure
----------------------------------

          Registrant's  April  10,  2003  Press  Release  is  attached hereto as
          Exhibit 99.1 and incorporated by reference into this Item 9. This disclosure is being furnished under requirements of Item 12.

          Exhibit 99.1: Registrant's April 10, 2003 Press Release (attached hereto).


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     GRIFFIN LAND & NURSERIES, INC.


                                     /s/ Anthony J. Galici
                                     ---------------------
                                     Anthony J. Galici
                                     Vice President, Chief Financial Officer and
                                     Secretary

Dated: April 11, 2003


NEWS FROM:                                     Exhibit 99.1
                                              -------------

GRIFFIN LAND & NURSERIES, INC.          CONTACT:
                                        Anthony Galici
                                        Chief Financial Officer
                                        (860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS
---------------------------------------

NEW YORK, NEW YORK (APRIL 10, 2003) GRIFFIN LAND & NURSERIES, INC. (NASDAQ:
GRIF) ("GRIFFIN")today reported a 2003 first quarter operating loss of ($1,490,000) on net sales and other revenue of $3,101,000 as compared to an operating loss of ($1,171,000) on net sales and other revenue of $2,599,000 in the 2002 first quarter. Griffin reported a 2003 first quarter net loss of ($1,652,000) and a basic and diluted net loss per share of ($0.34) as compared to a 2002 first quarter net loss of ($1,465,000) and a basic and diluted net loss per share of ($0.30).

     The higher operating loss in the 2003 first quarter reflects lower gross profit and higher expenses at Griffin's landscape nursery business, Imperial Nurseries, Inc. ("Imperial"). Imperial's business is highly seasonal, with minimal sales in the winter months (December through February) that comprise Griffin's first quarter. Griffin's real estate business, Griffin Land, had increased revenue from its leasing operations, which was substantially offset by higher operating expenses of its properties and higher depreciation expense. The increase in Griffin Land's rental revenue, operating expenses of its properties and depreciation expense principally reflects the acquisition, completed on December 6, 2002, of the remaining 70% interest in two office buildings of approximately 80,000 square feet each located in Griffin Center in Windsor, Connecticut. Griffin previously held a 30% interest in those buildings.

     Griffin's interest expense increased to $624,000 in the 2003 first quarter from $359,000 in the 2002 first quarter. The higher interest expense reflects Griffin's increased debt level in the 2003 first quarter, including a $9,750,000 mortgage closed in the 2003 first quarter to finance the acquisition of the 70% interest in the two office buildings. Griffin's 2003 first quarter results included a loss of ($290,000) from its equity investment in Centaur Communications, Ltd. ("Centaur"), as compared to an equity loss from Centaur of ($429,000) in the 2002 first quarter. The three months that comprise Griffin's first quarter are generally not strong months for Centaur due to the seasonality of its business.

     Griffin operates landscape nursery and real estate businesses and has a 35% equity investment in Centaur, a privately held publisher of business magazines based in the United Kingdom.

     Forward-Looking Statements:
     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

                         Griffin Land & Nurseries, Inc.
                 Consolidated Condensed Statement of Operations
                  (amounts in thousands, except per share data)


                                                    First Quarter Ended,
                                                    --------------------
                                                 Mar. 1, 2003  Mar. 2, 2002
                                                 ------------  ------------
Net sales and other revenue . . . . . . . . . .  $     3,101   $     2,599
                                                 ------------  ------------

Operating loss. . . . . . . . . . . . . . . . .       (1,490)       (1,171)

Interest expense, net . . . . . . . . . . . . .         (616)         (352)
                                                 ------------  ------------
Loss before income tax benefit. . . . . . . . .       (2,106)       (1,523)

Income tax benefit. . . . . . . . . . . . . . .         (744)         (487)
                                                 ------------  ------------
Loss before equity investment . . . . . . . . .       (1,362)       (1,036)

Loss from equity investment . . . . . . . . . .         (290)         (429)
                                                 ------------  ------------

Net loss. . . . . . . . . . . . . . . . . . . .  $    (1,652)  $    (1,465)
                                                 ============  ============

Basic net loss per common share . . . . . . . .  $     (0.34)  $     (0.30)
                                                 ============  ============

Diluted net loss per common share . . . . . . .  $    ($0.34)  $     (0.30)
                                                 ============  ============

Weighted average common shares outstanding
for computation of basic per share results. . .        4,865         4,863
                                                 ============  ============

Weighted average common shares outstanding
for computation of diluted per share results. .        4,865         4,863
                                                 ============  ============